UNITED STATES
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Explanatory Note

     On April 5, 2005, AT&T Corp. (the “Company”) made the following material available to its U.S. employees on the Company’s intranet. Certain hyperlinks to employee-benefit materials available on the Company’s intranet have been redacted.

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Additional Information.

In connection with the proposed transaction, on March 11, 2005, SBC Communications Inc. (“SBC”) filed a registration statement (File no.: 333-123283), including a preliminary proxy statement of AT&T Corp., with the Securities and Exchange Commission (the “SEC”). Investors and AT&T shareholders are urged to read the registration statement, including the preliminary proxy statement, and other materials (including the definitive proxy statement) when they are available because they contain important information. Investors may obtain free copies of the registration statement and proxy statement, as well as other filings containing information about SBC and AT&T Corp., without charge, at the SEC’s Internet site (http://www.sec.gov). These documents may also be obtained for free from SBC’s Investor Relations web site (www.sbc.com/investor_relations) or by directing a request to SBC Communications Inc., Stockholder Services, 175 E. Houston, San Antonio, Texas 78205. AT&T Corp.’s filings may be accessed and downloaded for free at the AT&T Investor Relations Web Site (www.att.com/ir/sec) or by directing a request to AT&T Corp., Investor Relations, One AT&T Way, Bedminster, New Jersey 07921.

SBC, AT&T Corp. and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from AT&T shareholders in respect of the proposed transaction. Information regarding SBC’s directors and executive officers is available in SBC’s proxy statement for its 2005 annual meeting of stockholders, dated March 11, 2005, and information regarding AT&T Corp.’s directors and executive officers is available in AT&T’s preliminary proxy statement included in the registration statement. Additional information regarding the interests of such potential participants will be included in the registration and proxy statement and the other relevant documents filed with the SEC when they become available.

Cautionary Language Concerning Forward-Looking Statements

This document contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act. Forward-looking statements are statements that are not historical facts and are generally identified by the words “expects”, “anticipates”, “believes”, “intends”, “estimates” and similar expressions. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions, statements regarding the benefits of the business combination transaction involving AT&T and SBC, including future financial and operating results and the plans, objectives, expectations and intentions of the combined. Such statements are based upon the current beliefs and expectations of the managements of AT&T and SBC and are subject to significant risks and uncertainties (many of which are difficult to predict and are generally beyond the control of AT&T and SBC) that may cause actual results to differ materially from those set forth in, or implied by, the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: the ability to obtain governmental approvals of the transaction on the proposed terms and schedule; the failure of AT&T shareholders to approve the transaction; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending, third-party relationships and revenues. Additional factors that may affect future results are contained in SBC’s and AT&T’s filings with SEC, which are available at the SEC’s Web site http://www.sec.gov. Other than as required by applicable law, AT&T disclaims any obligation to update and revise statements contained in this presentation based on new information or otherwise.

FINAL – 4/5/05

Additional merger Q&A for AT&T employees

The compensation- and benefit- related Q&A in this special edition summarizes some of the provisions surrounding Change in Control (CIC) and CIC benefits. It is not intended to modify or alter any provisions of any applicable plan or program and, in each case, the terms of the applicable plan or program will control.

The information regarding benefit provisions generally applies only to management employees who participate in the AT&T Management Pension Plan. In addition, specific “CIC-related” benefit provisions apply to participants in each of the following other benefit plans: AT&T Long Term Savings Plan for Management Employees, AT&T Retirement Savings and Profit Sharing Plan, AT&T Puerto Rico, Inc. Long Term Savings Plan for Management Employees, AT&T Separation Plan, AT&T Medical Expense Plan and AT&T Group Life Insurance Plan.

This is the fifth in an ongoing series of AT&T TODAY special editions containing questions and answers about the announced merger of AT&T and SBC. We will continue to address frequently-asked questions as information becomes available and use AT&T TODAY to alert you when new Q&A are available.

Check for additional information on the Merger Update Web site at: http://infocenter.att.com/merger/ where leader messages, regulatory milestones, press releases, Q&A and other communications are being archived. Be sure to scan all of the Q&A available there, in case you have a question that already has been addressed.

General Questions

Q. AT&T’s main issue has been that long distance revenue decreased faster than anyone expected. Could SBC face the same issue? The bulk of their revenue is from local, yet that’s going to erode from competition and technology change.
A. The communications industry is moving through a significant transformation. Part of that transformation is the move from stand-alone products like long distance and local to bundled services, including a variety of new data, IP, wireless and video services. Here’s what Randall Stephenson, SBC’s Chief Operating Officer, told the analyst community on the day of the announcement of the merger agreement:

“We also believe there are some significant revenue opportunities here. This was particularly as we expand into IP products, and as we move those product sets from the enterprise space down to our broad base of medium to small-business accounts. Given the different growth trajectories for the individual companies, we expect the combined company will grow revenues in ‘08 assuming a 2006 close. And 2008 is the first year of a clean, full-year comparison. It’s true that landline voice revenue segments are declining. This reflects the fundamental shifts taking place across the industry. But many other segments are projected to grow over the next several years. And this combination puts us in a much stronger position to participate and lead in these growth segments going forward. We have what I think is a balanced, realistic view of the revenue trends. Revenues are shifting across platforms and across product categories.

And with this transaction, we’ve added critical assets that are going to improve our position in more of the growth categories.”

Q. AT&T has been learning to compete in the marketplace for the last 20 years. SBC has been primarily a monopoly company all that time. Will there be a culture clash as these companies unite?
A. It’s really not accurate to view SBC as a monopoly. Over the years, technological evolution and substitution and regulatory obligations have ensured that SBC faced a competitive environment. And that competitive environment has only increased in recent years with the deployment of VoIP and the emergence of the cable industry as primary competition. In remarks to analysts, Dave mentioned that SBC’s leadership has “enormous respect for AT&T and all that it has accomplished.” He noted that AT&T’s people and “their unique skills and experience in competing and servicing customers on a natural and global level” are seen as a huge asset that we bring to the merger. Rather than creating culture clashes, both AT&T and SBC see this merger as one that brings together complementary skill sets.

HR-Related Questions

Definition of Change in Control (CIC) Benefits

Q. What does Change in Control mean?
A. Since SBC is acquiring AT&T, once the deal closes, AT&T stock will cease to exist and AT&T’s Board of Directors and management will no longer be in control of the company. Thus, a Change in Control (CIC) will occur when the deal closes.

Q. Then why do people talk about “getting” CIC?
A. They are referring to CIC Benefits. Many of AT&T’s plans and programs for management employees (U.S. severance plans, annual bonus, Long-Term Incentive Plan, etc.) have provisions about what happens in the case of a Change in Control. Some CIC benefits happen right away when the deal closes, and others are paid to employees who lose their jobs (other than for Cause) within two years following a CIC.

Q. Why do we have Change in Control provisions? Were they put in place for the SBC merger?
A. Many companies have instituted CIC provisions to ensure the retention of key employees during the critical pre/post merger transition period of uncertainty, and to ensure that new management honors compensation and benefits commitments. AT&T’s CIC provisions are not new and they were not developed in connection with the current merger agreement. In fact, the AT&T Board approved the CIC provisions in our various benefit plans in October 2000. These provisions provide enhanced benefits to management employees and apply to involuntary (other than for Cause) and Good Reason terminations occurring within two years following CIC.

Q. Who is eligible for CIC benefits?
A. In general, management participants in the U.S. management compensation and benefit plans and equity grant recipients are eligible. For international employees, we are reviewing to see what is appropriate and permissible, and will not duplicate any benefits required by law. Those who are not covered include represented employees who are covered by their respective contracts; management employees who don’t participate in the plans that contain CIC provisions; and company non-represented personnel (CNRP).

Q. Can you explain the difference between single-trigger and double-trigger benefits?

A. Here is the distinction:

•	Single trigger refers to the benefits that pay out or vest right away when the deal closes (at Change in Control). The term “single” is used because one event has occurred: the deal closed. The announcement of the merger agreement (Jan. 31, 2005) does not represent a Change in Control.

•	Double trigger refers to the benefits that vest and are payable if and when an employee is then involuntarily terminated for other than Cause, or resigns for Good Reason within two years following the Change in Control. The term “double” is used because two events have occurred: the deal closed and someone’s employment was terminated.

Q.	What are the specific single-trigger benefits at close for A- through D-bands?

A.	These benefits include:

•	Annual Bonus: Pro-rata payout at higher of target or actual performance. For example, if the CIC were to occur 2/28/06, a prorated 2006 bonus for January and February 2006 would be paid shortly thereafter.

•	Equity: Stock options would vest, be converted to SBC stock options and remain exercisable for their full term for shares of SBC common stock. Restricted stock units granted 2/3/05 and earlier would vest and be converted to the right to receive shares of SBC common stock.

Q.	What are the specific double-trigger benefits for A- through D-bands if they are terminated (other than for Cause) or resign for Good Reason after CIC?

A.	These benefits include:

•	Severance: Enhanced benefits are payable under the AT&T Separation Plan and the AT&T Management Pension Plan (AT&TMPP) for A- through D-band employees. Payments are greater than the pre-CIC amounts payable under an FMP. The total severance benefit consists of two pieces: Cash severance payment and special pension enhancement. A further description of the cash severance payment is contained in the AT&T Separation Plan document available at: [intranet link redacted]

•	Management Pension Plan: The special pension enhancement is described in more detail in the AT&TMPP Summary Plan Description — see Change in Control Credits on Page 12 [intranet link redacted] as well as additional information in related Q&A, below.

•	In addition, if you have not completed the necessary vesting service under the AT&TMPP, you will become immediately vested upon double trigger. Further, if you are awaiting completion of a five-year bridge of prior Net Credited Service, that prior service will be bridged immediately upon double trigger. On double trigger, both the special pension enhancement and regular pension benefit can be taken as a full lump sum.

•	Savings Plan: Company Match vests, if not already vested.

•	Rule of 65: Applies for company-subsidized retirement-related benefits (RRB) or the AT&T access program, depending on meeting certain eligibility requirements. See additional information in related Q&A, below.

•	Medical and Dental: Company-paid for up to 18 months, which will run concurrently with COBRA rights for continuation of coverage.

•	Group Life Insurance: Provided for 12 months if not eligible for postretirement life insurance benefits.

•	Equity: Restricted Stock Units granted 2/4/05 or later prorate, vest, convert to and distribute in SBC common stock.

Benefits-Related Questions

Q. If I’m currently enrolled in the AT&T Savings Plan, what will happen when the merger closes? If I remain employed with the combined company, can I keep my investments in the AT&T Savings Plan, or will I need to switch to an SBC Savings Plan? If my employment is terminated, can I roll over my investments into another account or plan?
A. Employees enrolled in any of the AT&T Savings Plans can continue to make contributions, choose investment direction and receive Company matching contributions until the merger closes (i.e., “business as usual”).

Any decisions on benefit plans after the close will be made by SBC, subject to any constraints provided by the merger agreement. AT&T cannot speculate as to any changes after the close, nor can AT&T comment on provisions contained in SBC’s compensation and benefit plans.

However, under the merger agreement, SBC has agreed that employees and former employees for a period of time after the merger will have compensation and benefit plans and programs that are no less favorable in the aggregate than they have at AT&T. This commitment will continue to the end of the plan year (generally Dec. 31) following the first anniversary of the closing. For example, if the merger closes in 2006, the commitment will generally apply through Dec. 31, 2007. While plans and programs will be no less favorable in the aggregate, there is no guarantee to maintain any particular benefit or plan.

For employees participating in the AT&T Savings Plans, the options available to you if your employment is terminated — including withdrawals, distributions and ability to roll over distributions — are discussed in detail in the Summary Plan Descriptions available at [intranet link redacted]

Q. I understand the CIC severance benefits for management employees who are eligible for the AT&T Separation Plan (ASP) and the AT&T Management Pension Plan (AT&TMPP) are determined in two pieces – (1) a Special Pension Enhancement under the AT&TMPP and (2) a cash severance payment under the ASP. Many of us are concerned that the CIC severance provision in the ASP will leave employees without cash they need to pay their bills if their AT&T service is terminated. It seems that most of the CIC severance benefit is required to go into cash balance pension accounts in the AT&TMPP. Is this correct? If so, why?
A. The CIC severance provisions were designed to not only provide enhanced benefits, but to provide additional flexibility to management employees who are involuntarily terminated (other than for Cause) or resign for Good Reason within the two-year period following a CIC. If the enhanced benefits were paid as cash severance at once, it would create a significant tax burden for an individual in the year of payment. By providing an enhanced pension benefit (i.e., the Special Pension Enhancement) in addition to a cash severance benefit, the individual has the flexibility to determine how and when to receive that portion of the CIC benefit.

The Special Pension Enhancement can be accessed separately or together with an existing AT&TMPP benefit, or it can be deferred until a later time, including retirement. As long as it is deferred, it is not subject to federal (and other taxes) and it continues to accrue cash balance interest credits under the Plan. When it’s time to access the Special Pension Enhancement, employees have the following options:

•	Elect one of the annuity options available under the AT&TMPP,

•	Elect a lump sum cash payment to meet short-term financial needs. This payment would be subject to ordinary income taxes and may be subject to a 10 percent excise tax (generally, the 10 percent excise tax applies to lump sum payments made before an employee reaches age 59 1/2, unless the employee terminates employment after attaining age 55), or

•	Elect to roll over the lump sum payment to another tax-deferred vehicle like the AT&T Savings Plan, an Individual Retirement Account or another company’s 401(k) plan. With a rollover, employees defer ordinary income taxes that would otherwise be payable if the benefit were only available as a cash severance payment, as well as defer or eliminate the 10 percent excise tax that might be applicable to a cash lump sum payment.

Information will be provided to employees at the time of distribution regarding taxation, and employees should consult with a tax advisor to understand the tax consequences of their various options.

In short, the Special Pension Enhancement is as accessible as cash, but if it is not needed immediately, can provide additional long-term advantages and flexibility.

•	The AT&T Separation Plan contains the formulas for determining the cash severance payment portion of the CIC benefit. The target formulas vary by salary band and years of Net Credited Service. In determining the cash severance payment portion, the target formula includes an offset for 90 percent of the Special Pension Enhancement. (As described above, a 10 percent excise tax may apply to employees when they receive a lump sum distribution payable directly to them. Those employees would therefore only receive 90 percent of the Special Pension Enhancement before ordinary income taxes.) This provides further flexibility to employees. This design actually provides an after-tax payment to employees not subject to the 10 percent excise tax that is greater than the target severance formula would have provided (i.e., if the Special Pension Enhancement were not offered).

The cash severance payment portion of the CIC benefit under the AT&T Separation Plan is only available as a cash lump sum and is designed to help meet short-term cash needs. The cash severance payment is also subject to ordinary income taxes.

Q. What is the annual salary rate used to calculate Change in Control severance benefits for the special pension enhancement and cash payment? Is it base pay plus bonus target?
A. The Special Pension Enhancement is calculated based on Eligible Pay, as defined by the AT&T Management Pension Plan, for the calendar year immediately preceding the calendar year in which the CIC occurs. It is the same Eligible Pay that is used to determine your Cash Balance Pay Credit for that year.

•	For example, if the CIC were to occur in 2006, your Special Pension Enhancement would be based on your 2005 Eligible Pay. In general, Eligible Pay includes your basic pay, lump sum merit wage payments (i.e., bonus payouts), as well as some sales incentive compensation and differential payments. You can review an individual breakdown of a previous year’s Eligible Pay on the PSC (Pension Service Center) Online at [intranet link redacted] in the “Your Account” section.

The cash severance payment formula of the CIC benefit is calculated using base salary in effect at the time of termination and does not include bonus amounts, target or actual. [Note: This is similar to the current provisions of the AT&T Separation Plan, which calculate benefit amounts using base salary only in effect on the Scheduled Off-Payroll Date.]

Q. What happens if an employee is out on leave with a guarantee of reinstatement (e.g., Disability, Care of Newborn Child) on the date of the close? Can he or she get a job offer while out? Can their current job be terminated? How does the leave affect potential CIC benefits?
A. Questions on job offers or employment after the close of the merger cannot be answered at this point in time. However, employees on approved leaves of absence with a guarantee of reinstatement (e.g., Disability, Care of Newborn Child) are eligible for CIC benefits provided that they return to the active payroll prior to the expiration of the leave and also involuntarily terminate employment (other than for “Cause”), or terminate with “Good Reason,” within two years following a CIC.

Q. Will my AT&T Net Credited Service (NCS) count towards eligibility for retirement-related benefits (e.g., medical, dental, etc.) at SBC?
A. Yes. If AT&T employees participate in SBC plans, AT&T NCS would count towards meeting eligibility requirements for retirement-related benefits at SBC to the same extent that SBC service counts towards meeting eligibility requirements for SBC’s retirement-related benefits.

Q. How is Net Credited Service calculated for part-time work? How does it affect eligibility for the Rule of 65?
A. Net Credited Service is calculated in the same manner for part-time service as full-time service. An employee’s Net Credited Service is not reduced because some or all of the service is part-time service, nor does part-time service impact how the company determines eligibility for Rule of 65 or retirement-related benefits.

Q. Is there a CIC “Rule of 65” to obtain eligibility for AT&T retirement-related medical benefits?
A. Yes. The “Rule of 65” is part of the CIC provisions of the AT&T Postretirement Welfare Benefits Plan. Those provisions state that a management employee would meet the “CIC Rule of 65” if the sum of their age and Net Credited Service (as expressed in days) as of the employee’s termination date is at least 23,725 days and the employee has at least five years of NCS as of the date their employment is terminated.

In addition, to be eligible for company-subsidized retirement-related medical benefits, you must:

•	Have at least five years of NCS as of Dec. 31, 1999

•	Have been employed by a Participating Company on Dec. 31, 1999

If an employee meets the Rule of 65, but does not meet the above two requirements for company-subsidized retirement-related medical benefits, they would be eligible for non-company-subsidized retirement benefits under the AT&T Access Program.

Q. What holidays does SBC recognize as company-designated holidays?
A. Any decisions on compensation and benefit plans or programs (including designation of holidays) after the close will be made by SBC, subject to provisions of the merger agreement. AT&T cannot speculate as to any changes after the close, nor can AT&T comment on provisions contained in SBC’s compensation and benefit plans.

Compensation-Related Questions

Q. Will there be any “blackout period” when we can’t exercise stock options or sell restricted stock units (RSUs) before or after the merger close?
A. There will be a “blackout period” during which stock options cannot be exercised. Though we do not yet have specific information on the blackout period for stock options, it likely will begin several days prior to the actual merger close and remain in effect for several weeks following the merger close. A blackout period for the vesting of restricted stock units (RSUs) may also be required, whereby participants would not have vested shares registered in their names or be able to sell any vested shares. More information about blackout periods and their timing will be made available through company communications, company Web sites, and the Smith Barney Benefit Access Web site and service center.

Q. I’ve heard that some employees might receive retention bonuses to ensure that they stay with the company during the merger transition. Who is eligible for retention bonuses, and what are the criteria?
A. As part of the merger agreement, AT&T has set aside funds that may be allocated to certain key employees identified by AT&T in consultation with SBC. There is not a formal retention “program.” Rather, retention bonuses may be paid to management employees (not applicable to the occupational workforce) where a significant hardship exists during the transition period with individuals managing extraordinary responsibilities associated with the transition that go well beyond normal job responsibilities, as well as to help assure continuity of management, the likelihood of a successful integration and the successful operation of the combined companies. AT&T’s CEO and members of the Executive Committee are not eligible for retention bonuses.

Employment-Related Questions

Q. Will any restrictions be placed on where people who leave the company under a severance plan can go to work (e.g., direct competitors)?
A. The CIC provisions of our benefit plans do not include any “non-compete” clauses for A- through D-band managers.

Q. I filed my green card petition recently. How will the merger affect my petition?
A. Based on the information we have at this time, we do not believe that the merger with SBC would have any impact on your green card petition. Should that change, you would be contacted right away.

Q. Will U.S. employees be required to complete another I-9 (Eligibility to Work) form to accommodate the SBC/AT&T merger?
A. We do not have full confirmation yet, but expect that we will not need to complete new I-9s for AT&T or GSI employees.

Q. Will the merger announcement put an end to the outsourcing agreements we have with IBM or CSC? Or, will the contracts continue?
A. For now it’s business as usual in accordance with our existing 2005 plans, and we will honor the terms and conditions of our contracts. In general, the merger itself will not put an end to contracts we have with vendors.

Additional Information

In connection with the proposed transaction, on March 11, 2005, SBC Communications Inc. (“SBC”) filed a registration statement (File no.: 333-123283), including a preliminary proxy statement of AT&T Corp., with the Securities and Exchange Commission (the “SEC”). Investors and AT&T shareholders are urged to read the registration statement, including the preliminary proxy statement, and other materials (including the definitive proxy statement) when they are available because they contain important information. Investors may obtain free copies of the registration statement and proxy statement, as well as other filings containing information about SBC and AT&T Corp., without charge, at the SEC’s Internet site (http://www.sec.gov). These documents may also be obtained for free from SBC’s Investor Relations web site (www.sbc.com/investor_relations) or by directing a request to SBC Communications Inc., Stockholder Services, 175 E. Houston, San Antonio, Texas 78205. AT&T Corp.’s filings may be accessed and downloaded for free at the AT&T Investor Relations Web Site (www.att.com/ir/sec) or by directing a request to AT&T Corp., Investor Relations, One AT&T Way, Bedminster, New Jersey 07921.

SBC, AT&T Corp. and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from AT&T shareholders in respect of the proposed transaction. Information regarding SBC’s directors and executive officers is available in SBC’s proxy statement for its 2005 annual meeting of stockholders, dated March 11, 2005, and information regarding AT&T Corp.’s directors and executive officers is available in AT&T’s preliminary proxy statement included in the registration statement. Additional information regarding the interests of such potential participants will be included in the registration and proxy statement and the other relevant documents filed with the SEC when they become available.

Cautionary Language Concerning Forward-Looking Statements

This document contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act. Forward-looking statements are statements that are not historical facts and are generally identified by the words “expects”, “anticipates”, “believes”, “intends”, “estimates” and similar expressions. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions, statements regarding the benefits of the business combination transaction involving AT&T and SBC, including future financial and operating results and the plans, objectives, expectations and intentions of the combined. Such statements are based upon the current beliefs and expectations of the managements of AT&T and SBC and are subject to significant risks and uncertainties (many of which are difficult to predict and are generally beyond the control of AT&T and SBC) that may cause actual results to differ materially from those set forth in, or implied by, the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: the ability to obtain governmental approvals of the transaction on the proposed terms and schedule; the failure of AT&T shareholders to approve the transaction; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending, third-party relationships and revenues. Additional factors that may affect future results are contained in SBC’s and AT&T’s filings with SEC, which are available at the SEC’s Web site http://www.sec.gov. Other than as required by applicable law, AT&T disclaims any obligation to update and revise statements contained in this presentation based on new information or otherwise.

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